Exhibit 99.1

FOR FURTHER INFORMATION

AT ABERNATHY MACGREGOR

Claire Walsh

(General info)

(212) 371-5999

FOR IMMEDIATE RELEASE

February 3, 2020

NN, Inc. Appoints Ray Benvenuti to its Board of Directors

Director David L. Pugh to Retire

CHARLOTTE, N.C., February 3, 2020 — NN, Inc. (NASDAQ: NNBR), a diversified industrial company, today announced that its board of directors has voted to expand the board by appointing Ray Benvenuti, Founder and Managing Director of Concord Investment Partners, as an independent director of the Company. It is the board’s intention to nominate Mr. Benvenuti, along with the other independent directors added in 2019, to stand for election at the Company’s annual meeting, to be held in May 2020.

Mr. Benvenuti brings to the board extensive experience as a senior executive, director and advisor to various aerospace, automotive and manufacturing companies, including in turnaround and highly leveraged situations, as well as valuable strategic, financial, operational and corporate governance expertise.

NN also announced that David L. Pugh will retire from its board of directors, effective at the time of NN’s annual meeting. Mr. Pugh has served as a director since 2012. Upon Mr. Pugh’s retirement, NN will reduce the size of its board of directors from nine to eight.

Robert Brunner, Non-Executive Chairman of the Board, said, “We are excited to welcome Ray to NN’s board. We expect his expertise in aerospace, automotive, restructuring and operations will be enormously valuable as we complete our review of strategic alternatives and continue to execute on our strategic plan.”

Warren Veltman, Interim President & Chief Executive Officer, commented, “I look forward to working closely with Ray and benefitting from his broad experience as we continue to build on our efforts to enhance performance, execute on our cost savings initiatives and improve free cash flow generation while continuing to de-lever.”

Mr. Benvenuti said, “I am excited to leverage my experience to help NN’s board and management advance NN’s strategic growth plan and position the Company for long-term success as it completes its review of strategic alternatives.”

Mr. Pugh commented, “I am privileged to have served on NN’s board for the past eight years as the company transformed from a ball and roller company into a more diversified industrial business.”

Mr. Brunner continued, “Since joining the NN board eight years ago, Dave has provided valuable insights and perspectives as we helped guide the company through a significant transformation. By having Dave as a member of the Audit and Governance Committees, the Company greatly benefitted from his deep knowledge of aerospace and defense, executive leadership experience, and specialized global operational expertise. We thank Dave for his contributions to NN and wish him all the best in his future endeavors.”

About Ray Benvenuti

Raynard D. Benvenuti founded Concord Investment Partners, a boutique investment and advisory firm that invests in engineering-centric industries including aerospace, automotive and industrial manufacturing/distribution companies in 1996, and continues to serve as its Managing Director. From 2007 to 2015, Mr. Benvenuti served as a Managing Partner, Managing Director, and an operational practice leader for the aerospace and automotive/truck sectors at Greenbriar Equity Group, L.P. (“Greenbriar”), a private equity group focused on transportation-related enterprises. While at Greenbriar, Mr. Benvenuti served as a director on five boards, three as Chairman, including as Chairman and interim CEO of Align Aerospace, LLC, an aerospace hardware distribution company. From 2002 until its sale to GKN plc in 2006, Mr. Benvenuti served as the President and CEO of Stellex Aerostructures, Inc., a manufacturer of large structural components for commercial and military aircraft. Prior to 2002, Ray worked at Forstmann Little & Co., a private equity firm, and McKinsey & Company, a global management consulting firm, where he advised high technology and industrial sector clients in the areas of strategic planning and operational improvement.

About NN, Inc.

NN, Inc., a diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 50 facilities in North America, Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the level of the Company’s indebtedness, the restrictions contained in the Company’s debt agreements, the Company’s ability to obtain financing at favorable rates, if at all, and to refinance existing debt as it matures, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2019. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.